FULBRIGHT & JAWORSKI
                                     L.L.P.
                   A REGISTERED LIMITED LIABILITY PARTNERSHIP      HOUSTON
                                666 FIFTH AVENUE                WASHINGTON, D.C.
                         NEW YORK, NEW YORK 10103-3198             AUSTIN
                                                                 SAN ANTONIO
                                                                   DALLAS
TELEPHONE: 212/318-3000                                           NEW YORK
FACSIMILE: 212/752-5958                                          LOS ANGELES
                                                                   LONDON
WRITER'S DIRECT DIAL NUMBER:                                      HONG KONG


                                                      March 17, 1998


Alexion Pharmaceuticals, Inc.
25 Science Park
New Haven, Connecticut 06511


Dear Sirs:


     We refer to the Registration Statement on Form S-3 (Reg. No. 333-47645) (the "Registration Statement"), filed by Alexion Pharmaceuticals, Inc. (the "Company") on behalf of the selling stockholders (the "Selling Stockholders") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to 220,000 shares of the Company's common Stock, $.0001 par value (the "Warrant Shares") issuable upon exercise of warrants (the "Warrants"), an aggregate of 70,831 shares of Common Stock issued as a dividend upon the Company's previously outstanding Series B Preferred Stock (the "Dividend Shares") and an aggregate of 670,000 shares of Common Stock (the "Private Placement Shares"), to be sold by the Selling Stockholders.

     As counsel for the company, we have examined such corporate records, documents and such questions of law as we have considered necessary or appropriate for purposes of this opinion and, upon the basis of such examination, advise you that in our opinion (i) the 220,000 Warrant Shares issuable upon the exercise of the Warrants have been duly and validly authorized and, subsequent to the exercise of the Warrants and payment of the exercise price by the Selling Stockholders, will be legally issued, fully paid and nonassessable, (ii) the 670,000 Private Placement Shares have been duly and validly authorized and, when issued and paid for in accordance with the stock purchase agreement by and between the Company and Biotech Target S.A., dated March 4, 1998 upon the effectiveness of the Registration Statement, will be legally issued, fully paid and nonassessable and (iii) the 70,831 Dividend Shares have been duly and validly authorized and are legally issued, fully paid and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption "Legal Matters" in the prospectus contained therein and elsewhere in the Registration Statement and prospectus. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended.


                                                 Very truly yours,



                                                 /s/ FULBRIGHT & JAWORSKI L.L.P.
                                                 -------------------------------
                                                     Fulbright & Jaworski L.L.P.